Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Jasper Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registere (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Voting common stock, par value $0.0001 per share	457(h)	2,500,000	(2)	$1.44	(3)	$3,600,000	0.00011020	$396.72
Total Offering Amounts							$3,600,000	—	$396.72
Total Fees Previously Paid							—	—	—
Total Fee Offsets							—	—	—
Net Fee Due							—	—	$396.72

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s voting common stock, $0.0001 par value per share (“Common Stock”), that become issuable under the Jasper Therapeutics, Inc. Amended and Restated 2022 Inducement Equity Incentive Plan (the “Inducement Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)	Represents shares of Common Stock reserved for awards available for future issuance under the Inducement Plan.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on $1.44 per share, the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on August 9, 2023, a date within five business days prior to the filing of this Registration Statement.